EXHIBIT 10.2
SECOND AMENDMENT
TO
AMENDED AND RESTATED EXECUTIVE AGREEMENT BETWEEN
NATIONAL OILWELL VARCO L.P., NATIONAL OILWELL VARCO, INC. AND
CLAY C. WILLIAMS
          This Second Amendment To Amended and Restated Executive Agreement (this “Second Amendment”) between Varco International, Inc., a Delaware corporation, and its subsidiaries and Clay C. Williams (the “Executive”) is executed by National Oilwell Varco, Inc. (“NOI”), National Oilwell Varco L.P. (“NOV”) and Executive on December 22, 2008, but is effective as set forth herein.
W I T N E S S E T H:
          Whereas, the Executive previously entered into a certain Amended and Restated Executive Agreement with Varco International Inc. and its subsidiaries dated as of December 19, 2003, as amended as of March 10, 2005 (the “Amended and Restated Agreement”);
          Whereas, National-Oilwell, Inc. and Varco International, Inc. were merged with and into the other on March 11, 2005 (the “Varco Merger”), and the surviving entity was named “National Oilwell Varco, Inc.”;
          Whereas, in connection with the Varco Merger, Executive’s employment was transferred to NOV, a subsidiary of NOI;
          Whereas, the Amended and Restated Agreement must be amended on or before December 31, 2008 to comply with new Section 409A of the Internal Revenue Code of 1986, as amended by the America Jobs Protection Act of 2004;
          Whereas, NOI and the Executive desire to amend the Amended and Restated Agreement to comply with new Section 409A and effect certain other changes as hereinafter provided; and
          Whereas, NOI, NOV and the Executive desire that NOV become a party to the agreement;
          Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.	Except as provided below, the reference in the first paragraph of the Amended and Restated Agreement to “Varco International Inc., a Delaware corporation and its subsidiaries (collectively “Varco” or the “Company”)” shall be deleted and a reference to “National Oilwell Varco, Inc., a Delaware corporation (“NOI”)” shall be substituted in lieu of the original reference, and each reference to “Varco” in the Amended and Restated Agreement shall be deleted and a reference to “NOI” shall be substituted in lieu of each such reference.

(a)	A new sentence shall be added immediately at the end of the first paragraph of the Amended and Restated Agreement to provide as follows:

As used in this Agreement, (i) the term “the Company” shall mean NOI and its subsidiaries, collectively, and (ii) the term “NOV” shall mean National Oilwell Varco L.P., a Delaware limited partnership.

(b)	The third sentence of the first recital in the Amended and Restated Agreement shall be deleted in its entirety.

(c)	Except for the reference to “Varco” in clause (v) of Paragraph A of Section 2 of the Amended and Restated Agreement (which under this amendment is a reference to “NOI”), each reference to “Varco” in such Paragraph and in Sections 3, 4, 5, 6A, 8, 14B and 14E of the Amended and Restated Agreement shall be deleted and a reference to “the Company” shall be substituted in lieu of each such reference.

(d)	Each reference to “the Company” in Paragraph B of Section 2 of the Amended and Restated Agreement and in clause (iii) of Paragraph F of Section 2 of the Amended and Restated Agreement shall be deleted and a reference to “NOI” shall be substituted in lieu of each such reference.

(e)	The reference to “Varco International, Inc.” in Section 11 of the Amended and Restated Agreement shall be deleted and a reference to “National Oilwell Varco, Inc.” shall be substituted in lieu of the original reference.
2.	Paragraph D of Section 2 of the Amended and Restated Agreement is hereby amended and restated in its entirety to provide as follows:
     D. “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company; provided that such date shall not be less than 20 days nor more than 45 days following: (i) involuntary termination, not for cause, pursuant to Section 4 hereof, (ii) the date within the Protective Period that the Company terminates Executive’s employment other than for Cause so governed by Section 5 hereof, or (iii) the date within the Protective Period that Executive voluntarily terminates his employment for good reason so governed by Section 5 hereof. For purposes of any payments or provision of benefits under this Agreement, the Executive shall not be considered to have terminated employment with the Company unless the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable guidance issued thereunder.
3.	Paragraph M of Section 2 of the Amended and Restated Agreement is hereby deleted. Paragraphs G, H, I, J, K, L, and N of Section 2 of the Amended and Restated Agreement are hereby renumbered paragraphs H, I , J, L, M, N and O respectively, and a new paragraph G is hereby added to Section 2 of the Amended and Restated Agreement immediately following paragraph F of such Section to provide as follows:
     G. “Highest Annual Bonus” shall mean the higher of (i) the highest annual bonus received by the Executive under the Company’s Annual Incentive Plan over the preceding three year period and (ii) the annual bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Executive’s period of employment with the Company, if any.
and a new paragraph K is hereby added to Section 2 of the Amended and Restated Agreement immediately following paragraph J of such Section to provide as follows:
     K. “Section 409A Payment Date” shall mean the first business day following the six-month anniversary of the Date of Termination or, if earlier, Executive’s death. This provision shall only apply if the Executive is determined to be a “specified employee” (as defined in Section 409A of the Code) for the year in which Executive’s Date of Termination occurs and the payment or provision of the amount or benefit at issue is not permitted to be paid on the date otherwise set forth in this Agreement without the imposition of additional taxes, interest and penalties under Section 409A of the Code. Any payments or provisions that are delayed by application of this provision shall be paid in a lump sum payment on the Section 409A Payment Date.
4.	The phrase “within thirty days following such Date of Termination” shall be replaced with the phrase “within thirty days following such Date of Termination or, if applicable, the Section 409A Payment Date” each time it appears in Sections 4B, 4C, 5B, 5C, 5G and 5E of the Amended and Restated Agreement.
5.	Paragraph C of Section 4 of the Amended and Restated Agreement is hereby amended and restated in its entirety to provide as follows:
C. Bonuses.
(i)	The Company shall pay to Executive the Highest Annual Bonus for the year in which the Date of Termination occurred pro-rated through and including the Date of Termination (on the basis of a 365 day year), payable in a lump-sum within thirty days following such Date of Termination, or, if applicable, the Section 409A Payment Date.

(ii)	The Company shall pay to Executive any awards actually earned under any and all other incentive plans then in effect calculated through the last completed quarter prior to the Date of Termination, that Executive would have been entitled to receive for such period if Executive had not been so terminated, payable in a lump-sum within thirty days following such Date of Termination or, if the amount cannot be calculated as of such Date of Termination, on the normal distribution date for payment of such awards for all other participants, or, if applicable and later, the Section 409A Payment Date.
6.	The phrase “the Company shall promptly deliver such shares to Executive” shall be replaced with the phrase “the Company shall deliver such shares to the Executive as soon as administratively practicable following such Date of Termination or, if applicable, on the Section 409A Payment Date” each time it appears in Sections 4D and 5F of the Amended and Restated Agreement.

7.	Paragraph E of Section 4 of the Amended and Restated Agreement is hereby amended and restated in its entirety to provide as follows:
     E. The Company shall provide Executive (and applicable beneficiaries of Executive) with all of the benefits required to be provided under the SERP, to the extent and when Executive (or his beneficiaries) qualifies for such benefits under the plan.
8.	Section 5.C. of the Amended and Restated Agreement shall be amended and restated in its entirety to provide as follows:
(C)	Effective as of the Date of Termination, the Company shall pay to Executive an amount equal to three (3) times the Highest Annual Bonus, payable in a lump sum within thirty days following such Date of Termination or, if applicable, the Section 409A Payment Date.
9.	Section 5.D of the Amended and Restated Agreement shall be amended and restated in its entirety to provide as follows:
(D)	Effective as of the Date of Termination and in consideration of service through the Date of Termination, the performance awards for all incentive plans shall vest and be paid as provided in this paragraph D. Payout under the “Annual Management Incentive Program” (or a similar or successor plan) for the year in which the Date of Termination occurs, will be pro-rated through and including the Date of Termination (on the basis of a 365 day year) and will be based on the higher of (a) the Highest Annual Bonus; or (b) the actual annual financial plan results. For all other incentive plans, a full year is deemed to be completed for the year in which the Date of Termination occurs. Payout shall be prorated based on the number of deemed completed years in the performance periods. Payment will be made on the normal distribution date for such bonuses or performance awards for all other participants, or, if applicable, the Section 409A Payment Date.
10.	The first sentence of Paragraph G of Section 5 of the Amended and Restated Agreement is hereby amended to add the following proviso at the end of such sentence:
provided, however, if the Executive has any unvested matching contributions under a Company-sponsored 401(k) plan, in lieu of any amounts receivable under this Paragraph due to such contributions, the Executive shall receive an amount equal to the maximum amount of employer matching contributions that could have been credited to the Executive under such 401(k) plan (without regard to any applicable nondiscrimination tests) for the 12-month period preceding the month in which the Date of Termination occurs.

11.	The last sentence of Paragraph H of Section 5 of the Amended and Restated Agreement is hereby amended to add the following phrase at the end of such sentence: “or the 10th anniversary of the original date of grant thereof, whichever is shorter”
12.	The first and second sentences of Paragraph I of Section 5 of the Amended and Restated Agreement are hereby amended and restated in their entirety to provide as follows:
          The Company shall provide Executive (and applicable beneficiaries of Executive) with all of the benefits required to be provided under the SERP, to the extent and when Executive (or his beneficiaries) qualifies for such benefits under the plan. Executive shall become and be fully vested in all benefits payable, and in Years of Service (as defined), under the SERP.
13.	Paragraph A of Section 6 of the Amended and Restated Agreement shall be amended and restated in its entirety to provide as follows:
A. Upon the termination of Executive’s employment as covered under Sections 4 or 5 and until the date of the Executive’s death, the Company shall continue group health plan (as defined for purposes of Section 4980B of the Code) benefits to the Executive and/or the Executive’s family equal to those which would have been provided to them on the date of such termination as if the Executive’s employment had not been terminated; provided, that if the Executive’s participation after the Date of Termination in such group health plan is not permitted by the terms of a plan, then for the Executive’s lifetime, the Company shall provide the Executive through other sources with substantially the same benefits that were provided to the Executive by that plan immediately before the Termination Date; provided further, that if the Executive becomes reemployed by another employer and is eligible to receive any of such benefits under another employer provided plan, the benefits provided hereunder shall be secondary to those provided under such other plans. With respect to any group health plan that requires an employee contribution, for the period of time during which the Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under Section 4980B of the Code if the Executive elected such coverage and paid the applicable premiums (generally, 18 months), the Executive shall pay the then active employee cost of the benefits as determined under the then current practices of the Company on a monthly, semi-annual or annual basis as elected by the Executive, and thereafter, the Executive shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly or annual basis as elected by the Executive, provided that the Company shall reimburse the Executive the amount of the costs of the benefit that is in excess of the then active employees costs for such benefits no later than 30 days following the end of the Executive’s taxable year in which such reimbursable amounts are paid by the Executive, and provided further that the reimbursements provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement hereunder shall not be subject to liquidation or exchange for another benefit or payment;

14.	Paragraph B of Section 6 of the Amended and Restated Agreement is hereby amended and restated in its entirety to provide as follows:
     B. The Company shall reimburse Executive for all outplacement services incurred on and prior to the last day of the second calendar year following the year in which the Date of Termination occurs up to a maximum direct cost to the Company of up to 15% of the Executive’s Annual Base Salary as of the Date of Termination. Company shall reimburse Executive within 30 days after Executive provides the Company with an invoice (and any supporting documentation required by the Company) for such outplacement services, but in no event shall any such reimbursement be made after the last day of the third calendar year following the year in which the Date of Termination occurs.
15.	Paragraph C of Section 6 of the Amended and Restated Agreement is hereby deleted.
16.	A new sentence shall be added immediately at the end of Section 12 of the Amended and Restated Agreement to provide as follows:
Notwithstanding anything set forth above, the Executive agrees that any breach or threatened breach of this Agreement (particularly, but without limitation, with respect to Sections 16 and 17) may result in irreparable injury to the Company, and therefore, in addition to the procedures set forth above, the Company shall be entitled to file suit in a court of competent jurisdiction to seek a temporary restraining order or preliminary or permanent injunction or other equitable relief to prevent a breach or contemplated breach of such provisions.
17.	Paragraph G of Section 14 of the Amended and Restated Agreement is hereby amended and restated in its entirety to provide as follows:
          G. Notwithstanding anything in this Agreement to the contrary, in accordance with Section 409A of the Code, any additional payments due to the Executive under this Section 14 shall be paid by the Company no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.
18.	A new Section 15 shall be added immediately following Section 14 of the Amended and Restated Agreement to provide as follows:
15. Section 409A
This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors of NOI and Executive otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.
19.	A new Section 16 shall be added immediately following new Section 15, to provide as follows:
          16. Confidentiality.
The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become part of the public domain (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. The Company promises to provide Executive secret and confidential information, knowledge and data during his employment. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
20.	A new Section 17 shall be added immediately following new Section 16, to provide as follows:
17. Non-Competition.
A. As part of the consideration for the compensation and benefits to be paid to Executive hereunder, and the Company’s promise to provide secret and confidential information, knowledge and data to Executive, and as an additional incentive for the Company to enter into this Agreement, the Company, and Executive agree to the non-competition provisions of this Section 17. Executive agrees that during the period of Executive’s non-competition obligations hereunder, Executive will not, directly or indirectly for Executive or for others, in any geographic area or market where the Company or any of its subsidiaries or affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

(i) engage in any business competitive with any line of business conducted by the Company or any of its subsidiaries or affiliates;
(ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with any line of business conducted by the Company or any of its subsidiaries or affiliates;
(iii) induce any officer or manager of the Company or any of its subsidiaries or affiliates to terminate his or her employment with the Company or any of its subsidiaries or affiliates, or hire or assist in the hiring of any such officer or manager by person, association, or entity not affiliated with the Company or any of its subsidiaries or affiliates.
These non-competition obligations shall apply during Executive’s employment and shall terminate on the first (1st) anniversary date following Executive’s Date of Termination regardless of the basis for such termination, unless (as set forth in Section 5 herein), during the Protective Period, the Executive voluntarily terminates employment for Good Reason or the Company terminates Executive’s employment other than for Cause, in which case the obligations herein shall terminate on the third (3rd) anniversary date following Executive’s Date of Termination. After termination of Executive’s employment these non-competition obligations shall apply only to businesses having annual revenues in excess of $20 million competitive with any line of business conducted by the Company or any of its subsidiaries having annual revenues in excess of $20 million for the last fiscal year prior to the time of termination. If the Company or any of its subsidiaries or affiliates abandons a particular aspect of its business, that is, ceases such aspect of its business with the intention to permanently refrain from such aspect of its business, then this post-employment non-competition covenant shall not apply to such former aspect of that business.
B. Executive understands that the foregoing restrictions may limit his ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration, confidential and secret information, and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section 17 by Executive, and the Company or any of its subsidiaries or affiliates shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach after notification by the Company of any breach and Executive’s failure to cure same. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 17, but shall be in addition to all remedies available at law or in equity to the Company or any of its subsidiaries or affiliates, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.
C. The Executive and the Company each expressly acknowledge and agree that the restrictions contained in this Agreement, including this Section 17, are deemed by each to be reasonable and necessary to protect the business interests of the Company and its subsidiaries and affiliates. However, in the event that any of the restrictions contained in this Agreement, and specifically this Section 17, are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, it is the parties express intention for the restrictions herein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
21.	This Second Amendment shall be binding on each party hereto only when it has been executed by all of the parties hereto, and when so executed, shall, unless otherwise provided by a specific provision of this Second Amendment, be and become effective.
22.	All references to “Agreement” contained in the Amended and Restated Agreement shall be deemed to be a reference to the Amended and Restated Agreement, as amended by the First Amendment to the Agreement, dated as of March 10, 2005, and this Second Amendment. Certain capitalized terms used herein that are not otherwise defined are defined in the Amended and Restated Agreement and the terms defined in this Second Amendment shall be incorporated in the Amended and Restated Agreement with the same meanings as set forth herein.
23.	The validity, interpretation, construction and enforceability of this Second Amendment shall be governed by the laws of the State of Texas.
24.	Except as amended by this Second Amendment, the Amended and Restated Agreement shall remain in full force and effect.
25.	This Second Amendment may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
Signature Page to Follow

          In Witness Whereof, NOI, NOV and the Executive have executed this Second Amendment on the date first written above, which is effective as set forth herein.

NATIONAL OILWELL VARCO, INC.

By:	/s/ Merrill A. Miller, Jr.

Name:	Merrill A. Miller, Jr.
Title:	Chairman, President & Chief Executive Officer

NATIONAL OILWELL VARCO L.P.
By Its General Partner, NOW Oilfield Services, Inc.

By:	/s/ Dwight W. Rettig

Name:	Dwight W. Rettig
Title:	Vice President & General Counsel

EXECUTIVE

/s/ Clay C. Williams

Clay C. Williams